Exhibit 10

NATIONAL BANKSHARES, INC.

2023 Stock Incentive Plan

Performance-Based

Restricted Stock Unit Award Agreement

THIS AWARD AGREEMENT, dated as of February ____, 2024, between NATIONAL BANKSHARES, INC., a Virginia corporation (the “Company”), and ____________ (“Participant”), is made pursuant and subject to the provisions of the National Bankshares, Inc. 2023 Stock Incentive Plan (the “Plan”). All capitalized terms used herein that are defined in the Plan have the same meanings given them in the Plan.

1. Award of Restricted Stock Units. The Company hereby grants to Participant on February ___, 2024 (the “Date of Grant”), subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Award Agreement, ______ Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Company Stock, subject to vesting and the other terms, conditions and restrictions set forth in this Award Agreement and in the Plan.

2. Performance Conditions.

(a)
Subject to the employment conditions of Section 3, if the Company’s return on average assets for 2024, 2025 and/or 2026, as determined by the Committee on or before March 31 immediately following the applicable calendar year, is at least 1.15% (the “Performance Goal”), the Restricted Stock Units will be earned in accordance with this Award Agreement. Once both the employment and performance conditions of this Award Agreement are satisfied with respect to all (or a portion) of the Restricted Stock Units, all (or the applicable portion) of the Restricted Stock Units become “Vested Units,” and shares of Company Stock representing the Vested Units will be issued in accordance with the settlement procedures set forth in Section 6.

(b)
The date of the Committee determination following the last day of 2024, 2025 or 2026, as applicable, is referred to as a “Performance Vesting Date.” The date of the Committee determination following the last day of 2026 is also referred to as the “Final Performance Vesting Date.”

(c)
If the Performance Goal is met for 2024, one-third (rounded down to the nearest whole share) of the Restricted Stock Units shall become “Performance Vested Units,” but not Vested Units, on the Performance Vesting Date for 2024. If the Performance Goal is met for 2025, one-third (rounded down to the nearest whole share) of the Restricted Stock Units shall become Performance Vested Units, but not Vested Units, on the Performance Vesting Date for 2025. If the Performance Goal is met for 2026, the remaining Restricted Stock Units not eligible to become Performance Vested Units for a prior calendar year shall become Performance Vested Units on the Performance Vesting Date for the 2026 calendar year.

(d)
Any Restricted Stock Units that could become Performance Vested Units on a given Performance Vesting Date that do not become Performance Vested Units on such Performance Vesting Date will immediately be forfeited.

3. Employment Conditions.

(a)
If the Participant remains an employee of the Company or an Affiliate through the Final Performance Vesting Date, all Performance Vested Units as of such date shall become Vested Units as of such date. Except as provided in Section 3(b), if Participant’s employment terminates for any reason before the Final Performance Vesting Date, all the Restricted Stock Units (including Performance Vested Units, if any) shall be automatically forfeited upon such termination of employment, and the Company shall not have any further obligation to Participant under this Award Agreement.

(b) If a Change in Control of the Company occurs prior to the Final Performance Vesting Date, Section 15 of the Plan shall apply to any Restricted Stock Units that have neither been forfeited nor settled in accordance with Section 6 as of the date of the Change in Control.

4. Restrictions. Subject to any exceptions set forth in this Award Agreement or the Plan, until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units (including any Performance Vested Units, as applicable) or the rights relating thereto may not be sold, assigned, alienated, pledged or otherwise transferred or encumbered by Participant, whether voluntary or involuntary. Any attempt to sell, assign, alienate, pledge or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited and all of Participant’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.

5. Shareholder Rights.

(a) Participant shall not have any rights of a shareholder with respect to the shares of Company Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of shares of Company Stock. No dividends will be credited or paid to Participant with respect to any period prior to the date, if any, that the Restricted Stock Units vest and are settled by the issuance of shares of Company Stock.

(b) Upon and following the settlement of the Restricted Stock Units, Participant shall be the record owner of the shares of Company Stock issued to Participant (unless and until such shares are sold or otherwise disposed of), and as record owner shall be entitled to all rights of a shareholder of the Company, subject to the transfer restrictions described in Section 5(c) (the “Transfer Restrictions”).

(c) Three-fourths (rounded up to the nearest whole share) of the shares of Company Stock issued pursuant to this Award (the “Covered Shares”) shall be subject to the Transfer Restrictions. For so long as Participant remains employed with the Company or an Affiliate following the date of issuance (or, if sooner, until a determination of “Hardship,” as defined below), the Covered Shares may not be sold, assigned, alienated, pledged or otherwise transferred or encumbered by Participant, whether voluntary or involuntary, and any attempt to sell, assign, alienate, pledge or otherwise transfer or encumber the Covered Shares shall be wholly ineffective and, if any such attempt is made, the Covered Shares will be forfeited without any payment or consideration by the Company. For purposes of this Section 5, “Hardship” means a determination by the Committee in its sole discretion, following Participant’s written request to the Committee for such a determination, that Participant has experienced a hardship of the type that would qualify Participant for a hardship distribution under the 401(k) plan for employees of the Company and its Affiliates.

6. Settlement of Vested Units. Subject to Section 7 and the other provisions of this Award Agreement, on or within seven (7) business days of the day that all or a portion of the Restricted Stock Units become Vested Units hereunder, the Company shall issue and deliver to Participant (or issue via book entry) the number of shares of Company Stock, if any, equal to such number of Vested Units, less any shares deducted under Section 7, and enter Participant’s name on the books of the Company as the shareholder of record with respect to the shares of Company Stock issued to Participant. While Participant is employed by the Company or an Affiliate, such shares of Company Stock must be maintained in an account established with Computershare (or such other transfer agent as may be designated by the Company from time to time).

7. Tax Liability and Income Tax Withholding. The Company shall deduct from the shares of Company Stock issuable to a Participant upon settlement of Vested Units that number of shares of Company Stock having a Fair Market Value, as determined by the Company, equal to the Applicable Withholding Taxes. Notwithstanding the foregoing, Participant acknowledges and agrees that Participant is ultimately liable and responsible for all taxes owed in connection with this Award, regardless of any action the Company or an Affiliate takes with respect to any tax withholding obligations that arise in connection with this Award.

8.
Fractional Shares. Fractional shares shall not be issuable hereunder and, when any provision hereof may entitle Participant to a fractional share, such fraction shall be disregarded.

9.
No Right to Continued Employment. This Award does not confer upon Participant any right with respect to continuance of employment with the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate Participant’s employment at any time.

10.
Change in Capital Structure. In accordance with Section 13 of the Plan, the number of Restricted Stock Units and shares of Company Stock that may be issued hereunder shall be proportionately adjusted for changes in the outstanding shares of Company Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, spin-off of a subsidiary, or other relevant change in capitalization occurring after the Date of Grant.

11.
Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, excluding any choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or this Award Agreement to the substantive law of another jurisdiction.

12.
Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall govern.

13.
Participant Bound by Plan; Definitions. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Unless otherwise noted, defined terms used in this Award Agreement have the same meaning as provided in the Plan.

14.
Clawback. Participant acknowledges that this Award, each Restricted Stock Unit awarded hereunder, and any Company Stock issued to Participant hereunder is subject to Section 21 of the Plan and agrees, as a condition of this Award, that this Award, each Restricted Stock Unit awarded hereunder, and any Company Stock issued to Participant hereunder is and shall be subject to forfeiture, recovery, deduction and/or clawback in accordance with any clawback or similar policy adopted by the Company, whether before or after the Date of Grant.

15.
Binding Effect. Subject to the limitations stated above and in the Plan, this Award Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first written above.

NATIONAL BANKSHARES, INC.

By:_________________ ____________________

Its: ______________________________________

[participant name]

Signature: _________________________________